Exhibit 99.1

Contact:

Michael G. McAuley

Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

August 8, 2017

Ampco-Pittsburgh Corporation Announces Second Quarter 2017 Results

Carnegie, PA, August 8, 2017 – Ampco-Pittsburgh Corporation (NYSE: AP) reported sales for the three and six months ended June 30, 2017, of $110.6 million and $214.1 million, respectively, compared to $93.3 million and $156.9 million, respectively, for the three and six months ended June 30, 2016. The current year periods include higher acquisition-related sales of $14.9 million and $32.1 million, respectively, for the three and six months ended June 30, 2017 compared to prior year. Year-to-date sales also reflect higher shipment volumes of mill rolls and forged engineered products for the oil and gas industry.

Loss from operations for the three and six months ended June 30, 2017, was $2.0 million and $4.4 million, respectively. This compares to loss from operations of $4.9 million and $9.8 million, respectively, for the comparable prior year periods, which included unfavorable purchase accounting and other acquisition-related costs.

Net loss for the three and six months ended June 30, 2017, was $1.9 million or $0.16 per common share and $6.7 million or $0.54 per common share, respectively. This compares to net loss for the comparable prior year periods of $6.5 million or $0.53 per common share and $9.4 million or $0.81 per common share, respectively. Other expense—net for the six months ended June 30, 2017 was $2.9 million unfavorable versus prior year, primarily due to higher interest expense and a foreign exchange loss this year compared to a foreign exchange gain in the prior year.

Sales for the Forged and Cast Engineered Products segment for the three and six months ended June 30, 2017, rose 23% and 50%, respectively, compared to prior year. For Q2 2017, sales from the acquired ASW Steel Inc. accounted for most of the increase, while higher shipments of forged engineered products, primarily for the oil and gas industry, were nearly offset by lower shipments of mill rolls. For June year-to-date, the sales increase was led by the acquisition effect of ASW Steel, higher sales of mill rolls and higher sales of forged engineered products for the oil and gas industry. The segment recorded a modest operating loss for both the three and six months ended June 30, 2017, as higher operating and raw material costs and lower absorption from the idling of a foundry were only partly offset by the impact of higher sales volumes and the recovery of a portion of a receivable associated with a customer bankruptcy. This compares to larger operating losses in the prior year periods, which reflected comparatively lower sales volumes and unfavorable purchase accounting effects associated with the Åkers Group acquisition.

Sales and operating income for the Air and Liquid Processing segment for the three and six months ended June 30, 2017, were comparable to prior year levels.

Commenting on the quarter’s results, John Stanik, Ampco-Pittsburgh’s Chief Executive Officer said, “Despite rising costs and a lag in pricing improvement, I am pleased with our sequential sales growth in Q2 and especially the growth in our order book. We expect continued sequential improvement through the rest of this year as our higher backlog of orders deliver and price increases take effect. We also recently announced a new price increase for Forged and Cast Engineered products, which we believe should be manifested in orders delivering in the second half of 2018.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Tuesday, August 8, 2017, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the second quarter ended June 30, 2017. If you would like to participate in the conference call, please register using the link below or by dialing 1-844-308-3408 at least five minutes before the 10:30 a.m. ET start time.

We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, please go to: http://dpregister.com/10110815

Those without internet access or unable to pre-register may dial in by calling:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales	$110,550	$93,301	$214,066	$156,879

Cost of products sold (excl depreciation and amortization)	92,017	77,452	176,680	128,557
Selling and administrative	14,903	15,187	30,201	28,695
Depreciation and amortization	5,646	5,530	11,568	9,455
(Gain) on disposal of assets	(1)	(12)	(1)	(9)

Total operating expense	112,565	98,157	218,448	166,698

Loss from operations	(2,015)	(4,856)	(4,382)	(9,819)
Other (expense) income – net	(321)	(601)	(2,531)	366

Loss before income taxes	(2,336)	(5,457)	(6,913)	(9,453)
Income tax benefit (provision)	102	(875)	(33)	(25)
Equity earnings (loss) in Chinese joint venture	485	(61)	535	111

Net loss before non-controlling interest	(1,749)	(6,393)	(6,411)	(9,367)
Net income attributable to non-controlling interest	164	93	285	9

Net loss	$(1,913)	$(6,486)	$(6,696)	$(9,376)

Loss per common share:
Basic	$(0.16)	$(0.53)	$(0.54)	$(0.81)

Diluted	$(0.16)	$(0.53)	$(0.54)	$(0.81)

Weighted-average number of common shares outstanding:
Basic	12,327	12,250	12,299	11,628

Diluted	12,327	12,250	12,299	11,628